Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-259448, 333-267224 and 333-274298) and Form S-8 (Nos. 333-269620, 333-263893 and 333-260258) of Tango Therapeutics, Inc. of our report dated March 18, 2024 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 18, 2024